EX-FILING FEES

Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Amylyx Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Primary Offering of Securities:

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o) and 457(r)	19,714,285 (2)	$3.50	$68,999,997.50	0.0001531	$10,563.90

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$68,999,997.50		$10,563.90

	Total Fees Previously Paid							—

	Total Fee Offsets

	Net Fee Due							$10,563.90

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant initially deferred payment of all of the registration fee for Registration Statement on Form S-3ASR (Registration No. 333-270505), which was filed with the Securities and Exchange Commission on March 13, 2023.

(2)	Includes 2,571,428 shares of common stock that the underwriter has an option to purchase.